Exhibit 2.2

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of this 12th day of August, 2010, by and among Altitude Group Holdings, Inc., a Delaware corporation (“Parent”), and K2M, Inc., a Delaware corporation (the “Company”). This Amendment amends that certain Agreement and Plan of Merger, dated as of July 2, 2010, by and among Parent, Altitude Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent, the Company, and the other parties named therein (the “Merger Agreement”).

Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

Background

Prior to the Effective Time, the parties to the Merger Agreement desire to amend certain terms and conditions of and annexes to the Merger Agreement and the Company Disclosure Schedule as provided herein. To effect these amendments, this Amendment is entered into pursuant to Section 12.03 of the Merger Agreement, which provides that no amendment of any provision thereof will be valid and binding unless it is in writing and signed, in the case of any amendment to be effected prior to the Effective Time, by Parent and the Company. To that end, the Board of Directors of each of the Company and Parent has approved this Amendment and the Board of Directors of the Company has declared this Amendment advisable and has resolved to submit this Agreement to the stockholders of the Company for their adoption and it is contemplated that the requisite stockholders of the Company will execute and deliver written consents adopting this Amendment.

Agreement

Now, therefore, in consideration of the foregoing and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments.

1.1 The definition of Seller Transaction Expenses in Section 1.01 of the Merger Agreement shall be amended by deleting such definition in its entirety and substituting the following in lieu thereof:

“Seller Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions or in connection with or in anticipation of any alternative transactions considered by the Company or its Subsidiaries or Affiliates to the extent such costs, fees and expenses are payable or reimbursable by the Company or a Subsidiary thereof, including, (a) all fees and expenses payable to Piper Jaffray & Co. (or an Affiliate thereof) and all other brokerage fees, commissions, finders’ fees or financial advisory fees so payable, (b) the fees and expenses of Pillsbury Winthrop Shaw Pittman LLP, Morgan, Lewis & Bockius LLP and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so payable, (c) all Change of Control Payments (but only to the extent that the aggregate amount of such Change of Control Payments exceeds the difference between (i) $1,000,000 less (ii) the aggregate amount of the bonuses set forth on Annex 5, upon which any amounts in excess of such threshold amount will constitute Seller Transaction Expenses),

(d) the Stockholders’ Committee Expense Cash, (e) all premiums, fees and expenses for and with respect to the Tail Policy and (f) the Parkwood Arrangement Termination Amount. Notwithstanding the foregoing, fees and expenses of (i) Pillsbury Winthrop Shaw Pittman LLP in amount equal to $141,000 incurred in connection with certain alternative transactions considered by the Company and (ii) Morgan, Lewis & Bockius LLP in amount equal to $392,500 shall not be Seller Transaction Expenses and shall remain an obligation of the Surviving Company after the Effective Time until such amounts are paid in full.”

1.2 Section 4.05(a) of the Merger Agreement shall be amended by adding the following sentence to the end of such section:

“Immediately prior to the Effective Time, all of the outstanding Equity Interests of the Company and each of its Subsidiaries shall be held of record by the Persons in the respective amounts set forth on Schedule 4.05(c)”

1.3 Annex 1 of the Merger Agreement shall be deleted in its entirety and replaced with Exhibit A attached hereto.

1.4 Annex 2 of the Merger Agreement shall be deleted in its entirety and replaced with Exhibit B attached hereto.

1.5 Annex 4 of the Merger Agreement shall be deleted in its entirety and replaced with Exhibit C attached hereto.

1.6 Schedule 2.08(a) of the Company Disclosure Schedule shall be amended to add the Optionholders listed on Exhibit D attached hereto.

1.7 The Company Disclosure Schedule shall be amended to add thereto Schedule 4.05(c) attached as Exhibit E hereto.

2. Effect of Amendments. Except as specifically set forth in this Amendment, the Merger Agreement shall remain in full force and effect.

3. Governing Law. This Amendment, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of New York (other than matters relating to the Merger and the internal affairs of the Company, which shall be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware), without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

4. Counterparts. This Amendment may be executed in any number of counterparts, including by facsimile, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first written above.

Altitude Group Holdings, Inc.

By:	/s/ Sean M. Traynor
Name:	Sean M. Traynor
Title:	President

K2M, Inc.

By:	/s/ Eric Major
Name:	Eric Major
Title:	President & CEO

Amendment No. 1 to Agreement and Plan of Merger